UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2007

Commission file number 1-15117
On2 Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-1280679
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

21 Corporate Drive, Suite 103, Clifton Park, NY	12065
(Address of Principal Executive offices)	(Zip Code)

(518) 348-0099
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

As previously reported on the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2007, as amended in the Current Report on Form 8-K/A filed July 16, 2007, on May 21, 2007, On2 Technologies, Inc. (the “Company”) entered into a share exchange agreement (the “Share Exchange Agreement”) with Nexit Ventures Oy, as the authorized representative of the holders of all outstanding equity securities (including outstanding share options) of Hantro Products Oy, a corporation organized under the laws of Finland (“Hantro”). On August 23, 2007, the Company filed Amendment No. 1 to its Current Report on Form 8-K for the purposes of disclosing certain Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and Consolidated Financial Statements of Hantro Products Oy (the “Financial Information”). The Company is filing this Amendment No. 2 for the purpose of updating the previously filed Financial Information, as set forth in Item 9.01 below.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

(b) Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements .	F-2
Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet at June 30, 2007	F-3
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations For the Six Months Ended June 30, 2007	F-4
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations For the Year Ended December 31, 2006	F-5
Notes to Unaudited Pro Form Consolidated Condensed Combined Financial Statements	F-6

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON2 TECHNOLOGIES, INC.
(Registrant)

Date: August 30, 2007	By: /s / Bill Joll Bill Joll President and Chief Executive Officer

UNAUDITED PRO FORMA CONSOLIDATED CONDENSED COMBINED FINANCIAL STATEMENTS

Summary of Selected Unaudited Pro Forma Consolidated Condensed Combined Financial Data

The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements and explanatory notes of the combined business set forth below give effect to the Share Exchange Agreement with the shareholders of Hantro Products Oy (“Hantro”). The share exchange will be accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141 Business Combinations (“SFAS No. 141”). For accounting purposes, On2 will be the acquiring enterprise in the transaction, since, at the time of consummation, current On2 stockholders will own a majority of the outstanding common stock of On2, On2’s board of directors will control a plurality of the board of directors, and the On2 Chief Executive Officer will continue in that capacity for On2.

The Unaudited Pro Forma Consolidated Condensed Combined Statements of Operations for the six months ended June 30, 2007 and the year ended December 31, 2006 are based on the historical financial statements of On2 and Hantro, after giving effect to the acquisition of Hantro as if the share exchange had taken place on January 1, 2007 and January 1, 2006, the first day of the respective periods. The Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet is presented to give effect to the share exchange as if it occurred on June 30, 2007, and combines the balance sheet for On2 as of June 30, 2007 with the balance sheet of Hantro as of June 30, 2007 and reflects the allocation of the purchase price to the Hantro assets acquired and liabilities assumed. The consideration payable to the Hantro stockholders is subject to certain post closing adjustments. The net effect of the post closing adjustments may be to increase or decrease the number of shares of common stock ultimately issued to the Hantro stockholders; because the impact of these provisions currently cannot be determined, they have not been included in these Unaudited Pro Forma Consolidated Condensed Combined Financial Statements.

The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements are based on estimates and assumptions that are preliminary and do not purport to represent what On2’s results of operations or financial position actually would have been if the share exchange had been consummated on the date or for the periods indicated or what such results will be for any future date or any future period. In addition, the financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructurings resulting from the share exchange. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein.

The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements should be read in conjunction with the historical financial statements of On2 included in On2’s Form 10-K for the year ended December 31, 2006, its quarterly report on Form 10-Q for the six months ended June 30, 2007 and the historical financial statements of Hantro (after conversion to US GAAP and translated to US Dollars) for the year ended December 31, 2006 and the six months ended June 30, 2007.

On2 Technologies, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet
at June 30, 2007
(in thousands)

	Historical On2	Historical Hantro*		Pro Forma Adjustments	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$10,369	$96	a	$(688)
			b	(6,842)
			c	20,000	$22,935
Marketable securities, at market	96				96
Accounts receivable	2,277	3,629			5,906
Prepaid expenses and other current assets	259	385			644
Total current assets	13,001	4,110		12,470	29,581
Acquired software, net	367	—			367
Other acquired intangibles, net	85	—	d	25,500	25,585
Goodwill	244	—	d	35,877	36,121
Property and equipment, net	261	244			505
Deferred acquisition costs	1,107		e	(1,107)	—
Other assets	131	—			131
Total assets	$15,196	$4,354		$72,740	$92,290
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,240	$1,020			$2,260
Accrued expenses	—	1,535			1,535
Deferred revenue	648	523			1,171
Notes payable, current	143	2,474			2,617
Capital lease obligation	21				21
Other current liabilities	—	648			648
Total current liabilities	2,052	6,200			8,252
Capital lease obligation, excluding current portion	23	—			23
Notes payable, non-current	—	3,128			3,128
Deferred tax liability	—		f	$9,563	9,563
Other non-current liabilities	—	45			45
Total liabilities	2,075	9,373		9,563	21,011

Series D convertible redeemable preferred stock	677	—			677
Stockholders' equity:
Common stock	1,161	257	g	(257)
			c	150
			d	254	1,565
Additional paid-in capital	139,452	31,288	c	19,850
			g	37,904
			d	37,904	197,206
Accumulated other comprehensive loss	(51)				(51)
Accumulated deficit	(128,118)	(36,564)	h	36,564	(128,118)
Total stockholders’ equity	12,444	(5,019)		63,177	70,602
Total liabilities and stockholders’ equity	$15,196	$4,354		$72,740	$92,290

*	As adjusted to comply with US GAAP

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed combined financial statements.

On2 Technologies, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2007
(amounts in thousands, except per share data)

	Historical On2	Historical Hantro		Pro Forma Adjustments	Pro Forma Combined
Revenue	$5,369	$4,720			$10,089
Operating expenses:
Cost of revenue	812	1,089			1,901
Research and development	1,075	3,450			4,525
Sales and marketing	1,264	968			2,232
General and administrative	2,167	545	i	$2,133	4,845
Total operating expenses	5,318	6,052		2,133	13,503
Income (loss) from operations	51	(1,332)		(2,133)	(3,414)
Interest and other expense, net	(3,585)	(376)			(3,961)
Loss before provision for income taxes	(3,534)	(1,708)		(2,133)	(7,375)
Provision for income taxes:
Current tax provision	7	53			60
Deferred tax benefit	—	—	j	(800)	(800)
	7	53		(800)	(740)
Net loss	(3,541)	(1,762)		(1,333)	(6,636)
Convertible preferred stock 8% dividend	71	—			71
Net loss attributable to common stockholders	$(3,612)	$(1,762)		$(1,333)	$(6,707)
Net loss per common share, basic and diluted	$(0.03)		k	$(.03)	$(.05)
Weighted average basic and diluted common shares outstanding	107,698		k	40,440	148,138

*	As adjusted to comply with US GAAP

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed combined financial statements.

On2 Technologies, Inc.
Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
For the Year Ended December 31, 2006
(in thousands, except per share data)

	Historical On2	Historical Hantro*		Pro Forma Adjustments	Pro Forma Combined
Revenue	$6,572	$8,974			$15,546
Operating expenses:
Cost of revenue	2,328	1,950			4,278
Research and development	1,070	6,423			7,493
Sales and marketing	1,196	2,459			3,655
General and administrative	5,568	1,004	i	$4,267	10,839
Total operating expenses	10,162	11,836		4,267	26,265
Loss from operations	(3,590)	(2,862)		(4,267)	(10,719)
Interest and other expense, net	(1,226)	(181)			(1,407)
Loss before provision for income taxes	(4,816)	(3,043)		(4,267)	(12,126)
Provision for income taxes:
Current tax benefit	30	23			53
Deferred tax benefit			j	(1,600)	(1,600)
	30	23		(1,600)	(1,547)
Net loss	(4,846)	(3,066)		(2,667)	(10,579)
Convertible preferred stock deemed dividend	68	—			68
Convertible preferred stock 8% dividend	285	—			285
Net loss attributable to common stockholders	$(5,199)	$(3,066)		$(2,667)	$(10,932)
Net loss per common share, basic and diluted	$(0.05)		k	$(.07)	$(.08)
Weighted average basic and diluted common shares outstanding	96,642		k	40,440	137,082

*	As adjusted to comply with US GAAP

The accompanying notes are an integral part of these unaudited pro forma consolidated condensed combined financial statements.

Note 1 Basis of Presentation

The Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations for the six months ended June 30, 2007 and for the year ended December 31, 2006 give effect to the combination between On2 and Hantro as if such events had occurred on January 1, 2007 and January 1, 2006, the first day of the respective periods. The Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet as of June 30, 2007 gives effect to the combination of On2 and Hantro as if it had occurred on June 30, 2007. For the purpose of presenting pro forma financial statements, On2 used its latest filed financial statements, for the six months ended June 30, 2007 and for the fiscal year ended December 31, 2006, from its most recently-filed Form 10-Q and Form 10-K, as amended, respectively.

These Unaudited Pro Forma Consolidated Condensed Combined Financial Statements have been prepared based on historical financial information of On2 and Hantro, giving effect to the share exchange and other related adjustments described in these footnotes. Hantro prepares its consolidated financial statements in accordance with Finnish Accounting Standards, which differs in several material respects from U.S. Generally Accepted Accounting Principles. For the purposes of preparing the Unaudited Pro Forma Consolidated Condensed Combined Financial Statements, Hantro's financial information has been restated to conform with U.S. Generally Accepted Accounting Principles. (“U.S. GAAP”). Certain footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted as permitted by SEC rules and regulations. These Unaudited Pro Forma Consolidated Condensed Combined Financial Statements are not necessarily indicative of the results of operations that would have been achieved had the share exchange actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The Unaudited Pro Forma Consolidated Condensed Combined Financial Statements should be read in conjunction with the respective historical financial statements of On2 and Hantro.

Foreign Currency Translation

The historical financial statements of On2 are presented in U.S. dollars. The historical unaudited consolidated financial statements of Hantro included in the Pro Forma Consolidated Condensed Combined Financial Statements are presented in U.S. Dollars. The historical balance sheet at June 30, 2007 has been translated, for the purpose of preparing the pro forma financial information, into U.S. dollars at the June 30, 2007 closing exchange rate of 1.3475 U.S. dollars to one euro. The historical Hantro statement of operations for the six months ended June 30, 2007 has been translated, for the purpose of preparing pro forma financial information, into U.S. dollars at the average 2007 exchange rate of 1.32948 U.S. dollars to one euro and the historical statement of operations for the year ended December 31, 2006 has been translated into U.S. dollars at the average 2006 exchange rate of 1.25622 U.S. dollars to one euro.

Note 2 Purchase Accounting

On2 will acquire all of the issued and outstanding shares of capital stock of Hantro and all outstanding stock options of Hantro in exchange for total consideration valued at $45,000,000. Of this amount, $6,841,775 will be payable in cash and the remaining $38,158,225 will be payable in shares of On2’s common stock valued at the closing under a formula set forth in the Share Exchange Agreement. The number of shares which On2 will issue at the closing will be determined based on the volume weighted average price of On2’s common stock during the 10 trading days prior to the closing (the “Closing Share Price”), subject to an upper limit of $2.50 per share and a lower limit of $1.50 per share, and will also be subject to a closing net worth adjustment.

If the price to be used in determining the value of On2’s shares is between $1.50 and $2.50 per share, the total value of On2’s shares to be issued at the closing will equal $45 million less the cash component of $6.8 million. If the volume-weighted average price of On2’s common stock for the 10 trading days prior to the closing is $1.50 or less, On2 will issue approximately 25,440,000 shares. If the price is $2.50 or more, On2 will issue approximately 15,300,000 shares. The estimated purchase price of $46.8 million consists of (i) shares of On2’s common stock with a value of approximately $38.2 million; (ii) $6.8 million in cash; and (iii) estimated direct transaction costs of $1.8 million to be incurred by On2 related principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition.

In addition, the Share Exchange Agreement provides that Hantro’s security holders may become entitled to receive additional consideration of up to 12,500,000 additional shares of the Company’s common stock (the “Contingent Consideration”) subject to the achievement of certain financial objectives during 2007. At this time it is not possible to predict if those objectives will be achieved; accordingly, the pro forma balance sheet and estimated purchase price do not reflect the distribution of the Contingent Consideration.

The preliminary purchase price, which is calculated assuming On2 will issue 25,440,000 shares at $1.50 per share, is as follows:

Consideration and direct transaction costs (amounts in thousands)

Cash	$6,842	(i)
On2 common stock to be issued	38,158	(i)
Estimated direct transaction costs	1,795	(ii)
Total purchase price	$46,795

The share exchange will be accounted for under SFAS No. 141 using the purchase method of accounting. Under the purchase method of accounting, the estimated purchase price will be allocated to Hantro’s tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. Management is responsible for determining the fair values of these assets. Management has estimated the fair values of the acquired assets reflected in the Unaudited Pro Forma Consolidated Condensed Combined Financial Information based on a number of factors, including valuations and estimated transaction costs. An independent appraisal firm, Duff & Phelps, LLC, performed a valuation of identified intangible assets, which consist of customer relationships, trade name, order backlog, non-compete agreements and acquired technology. The purchase price is considered preliminary pending final valuation of the balance sheet including certain reserves including accounts receivable and litigation reserves, finalization of the third-party valuation, finalization of purchase price adjustments and final transaction costs. The final purchase price will be calculated in accordance with Emerging Issues Task Force 99-12 Determination of the Measurement Date for the Market Price of the Acquirer Securities Issued in a Purchase Business Combination (“EITF 99-12”).

The total estimated amount of identifiable intangible assets and goodwill is approximately $25.5 million and $35.9 million, respectively. The weighted average useful life of identifiable intangible assets is assumed to be 6.7 years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets and the related average useful life over which the intangible assets are amortized could vary from these assumptions.

The preliminary purchase price allocation to the assets acquired and liabilities assumed is as follows:

(amounts in thousands)
Working capital (excluding deferred revenue liabilities and current portion of long term debt)	$907
Property and equipment, net	244
Goodwill	35,877
Identifiable intangible assets subject to amortization	25,500
Deferred revenue liability	(523)
Current portion of long-term debt	(2,474)
Long-term debt	(3,128)
Deferred tax liability	(9,563)
Other long-term liabilities	(45)
Total	$46,795

Assumptions

(i)	The pro forma presentation reflects the cash payment of $6.8 million, the issuance of approximately 25.4 million shares of On2’s common stock at $1.50 per share. The actual number of shares that are eventually issued may vary as explained in the Share Exchange Agreement. In addition, for accounting purposes the eventual share price used to value On2’s stock may differ from the $1.50 per share estimate in accordance with certain specified terms described in the Share Exchange Agreement and in accordance with SFAS No. 141 and EITF 99-12
(ii)	Estimated direct transaction costs of $1.8 million to be incurred by On2 relate principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition.
(iii)	Assets acquired and liabilities assumed are based on estimated fair values and assumptions as of June 30, 2007. For purposes of this pro forma presentation, except with respect to Hantro’s intangible assets (see pro forma adjustment (d) below), recorded book values are assumed to approximate fair values. Actual fair values to be assigned to assets and liabilities will likely differ as of the date of closing of the transaction, and recorded assets and liabilities will likely differ from their recorded values.

Note 3 Pro forma adjustments

The pro forma components and allocation of the estimated purchase price, based on presumed fair values at June 30, 2007, are as follows:

a.	To record pro forma estimate of additional acquisition related expenses expected to be incurred of $688,000; the Company has incurred and recorded $1.1 million of acquisition related expenses included in deferred acquisition costs.
b.	To reflect the cash consideration to be paid at closing of $6.8 million.
c.	To record the estimated net proceeds from the planned offering of approximately 15 million shares of On2’s common stock at an estimated price per share of $1.50, to be used to fund the cash portion of the purchase price. The planned offering is not contingent on the consummation of the acquisition nor required to execute the Share Exchange Agreement. It is a condition precedent to completing the acquisition that On2 may waive if it cannot complete the financing on terms acceptable to On2 based on market conditions prevailing at the time. The actual share price and number of share may vary, depending on the prevailing market conditions.
d.	To reflect the purchase price adjustments resulting from the cash consideration in “(a)” above, the par value and additional paid-in capital related to the issuance of common stock to Hantro’s shareholders, the goodwill origination, the allocation of intangibles and the estimated transactions costs related to the acquisition.
e.	To reclassify $1.1 million of costs incurred by On2 related to the Hantro acquisition to purchase price. These costs were deferred and presented on the balance sheet as “Deferred acquisition costs” as of June 30, 2007.
f.	To record the deferred tax liability related to the temporary book to tax basis difference from the intangible assets arising from the acquisition. This adjustment reflects a review of the combined On2 and Hantro deferred taxes. On a combined basis, this review indicates that the net deferred tax liability should be increased by approximately $9.6 million. The increase reflects an analysis of the various deferred tax assets and liabilities and any applicable valuation allowance thereon. The utilization of deferred tax assets and deferred tax liabilities is dependent on future operating results, final valuation of Hantro for purchase accounting purposes and other risk factors that can only be estimated at this time. In the event On2 is required to adjust any of the estimates based on future income, deductions or subsequent events, the estimated utilization of the deferred tax assets and liabilities may change.
g.	To eliminate Hantro’s stockholders’ equity.
h.	To reverse Hantro's accumulated deficit.

i.	To reflect amortization of intangible assets with a three, five, and ten year life with a weighted average life of 6.7 years.
j.	To record tax effect of the pro forma adjustments at an effective rate of 37.5%.
k.	Adjustment reflects the increase in weighted average basic shares and weighted average dilutive shares outstanding for the common stock issued in connection with the acquisition. Pro forma basic earnings per common share for the periods presented were calculated assuming that 40,440,000 shares of On2 common stock issued in connection with the acquisition were issued at the beginning of the period presented, consisting of 25,440,000 shares issued to Hantro’s former securityholders upon closing of the share exchange and 15,000,000 shares issued in connection with the planned offering of equity securities to raise net proceeds of $20,000,000 of equity.

Note 4 Unaudited Pro Forma Earnings Per Share Data

Basic and diluted pro forma earnings per share were calculated using the weighted average shares outstanding of On2 for the six months ended June 30, 2007 and the year ended December 31, 2006, assuming the 40,440,000 shares issued in connection with the share exchange and the sale of On2’s common stock were issued at the beginning of each period. If On2’s share price is $2.50 or above at closing and 24.3 million shares are issued, the pro-forma net loss per share for the six-month period ended June 30, 2007 and year ended December 31, 2006 would be $.05 and $.09, respectively. The pro-forma weighted average shares outstanding for the six month period ended June 30, 2007 and December 31, 2006 would be 131,998,000 and 120,942,000, respectively.

Unaudited Financial Statements of Hantro Products Oy
For the Period Ended June 30, 2007

HANTRO PRODUCTS OY

UNAUDITED CONSOLIDATED BALANCE SHEET
(Amounts in thousands)
(The unaudited interim financial information
has not been reviewed by an independent accountant)

	Unaudited
	June 30, 2007	December 31, 2006
INTANGIBLE ASSETS
Development expenses	€1,441	€1,650
Other intangible assets	25	34
TOTAL INTANGIBLE ASSETS	1,466	1,684
TANGIBLE ASSETS, net	156	124
CURRENT ASSETS
Accounts receivable	2,693	2,433
Other receivables	129	136
Prepaid expenses and accrued income	157	310
	2,979	2,879
Cash and cash equivalents	71	58
TOTAL CURRENT ASSETS	3,050	2,937
TOTAL ASSETS	€4,672	4,745
SHAREHOLDERS' EQUITY (DEFICIT) AND LIABILITIES
SHAREHOLDERS' EQUITY (DEFICIT)
Share capital	€191	€179
Share premium	1,837	—
Accumulated deficit	(1,643)	(650)
Net (loss) for the financial period	(2,118)	(977)
TOTAL SHAREHOLDERS' (DEFICIT)	(1,733)	(1,448)
LIABILITIES
LONG TERM LIABILITIES
Loans from financial institutions	2,321	2,077
Capital loan	34	34
TOTAL LONG TERM LIABILITIES	2,355	2,111
SHORT TERM LIABILITIES
Loans from financial institutions	1,837	1,474
Accounts payable	757	725
Other non-interest bearing liabilities	316	253
Accrued expenses and deferred income	1,140	1,630
TOTAL SHORT TERM LIABILITIES	4,050	4,082
TOTAL LIABILITIES	6,405	6,193
TOTAL SHAREHOLDERS (DEFICIT) AND LIABILITIES	€4,672	€4,745

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)
(The unaudited interim financial information presented has not been reviewed by an independent accountant)

	Unaudited Three months ended June 30,		Unaudited Six months ended June 30,
	2007	2006	2007	2006
Net sales	€2,004	€2,504	€2,550	€4,488
Operating expenses:
Personnel expense	1,004	1,399	2,289	2,689
Depreciation and amortization	117	31	240	65
Other operating income and expenses, net	981	1,032	1,815	2,112
Total operating expenses	2,102	2,462	4,344	4,866
Income (loss) from operations	(98)	42	(1,794)	(378)
Finance income (expense)
Interest income and other financial income	—	2	—	4
Interest expense and other financial expenses	(229)	(41)	(284)	(71)
Total finance expenses	(229)	(39)	(284)	(67)
Loss before provision of income taxes	(327)	3	(2,078)	(445)
Income tax provision	39	—	40	1
Net income (loss)	(366)	3	(2,118)	(446)

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(The unaudited interim financial information presented has not been reviewed by an independent accountant)

	Unaudited Six months ended June 30,
	2007	2006
Cash flows from operating activities
Cash received from customers	€2,368	€4,360
Cash paid to suppliers and employees	(4,479)	(5,129)
Cash used in operations	(2,111)	(769)
Interest and other financial expenses paid	(210)	(63)
Interest received	1	4
Income taxes paid	(40)	(1)
Net cash used by operating activities	(2,360)	(829)
Cash flows from investing activities
Purchases of tangible and intangible assets	(56)	(19)
Granted loans	1	1
Net cash used in investing activities	(55)	(18)
Cash flows from financing activities
Proceeds from issue of share capital	1,850	—
Increase in current loans	1,000	1,095
Decrease in current loans	(619)	(483)
Increase in long-term loans	315	115
Decrease in long-term loans	(118)	(94)
Net cash provided by financing activities	2,428	633
Net increase (decrease) in cash and cash equivalents	13	(214)
Cash and cash equivalents at beginning of period	58	489
Cash and cash equivalents at end of period	€71	€275

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

1 — Summary of Significant Accounting Policies

Description of Business

Hantro Products Oy and its subsidiary (“Hantro” or the “Group”) specializes in video technology for wireless terminals. Hantro’s main products include video codecs based on Motion Pictures Expert Group (“MPEG”) utilizing 4/H.263/H.264/VC-1 standards and integrated video applications that enable features such as the use of two-way video connections in wireless terminals. These solutions are used in mobile phones and PDAs. Hantro was founded in 1992 and is headquartered in Oulu, Finland. The Group conducts its research, development, and administrative activities in its Oulu facility and maintains sales and marketing offices in Espoo, Finland; Tokyo, Japan; Seoul, Korea; Taipei, Taiwan and Munich, Germany.

On June 8, 2000, the Group organized a wholly owned subsidiary, Hantro Inc. (the “Subsidiary”), in the United States of America to conduct business in the United States.

Basis of Preparation

The consolidated financial statements of Hantro have been prepared in conformity with accounting principles generally accepted in Finland (“Finnish GAAP”). Finnish GAAP differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). Information relating to the nature and effect of such differences is presented in Note 18.

The preparation of the consolidated financial statements in conformity with Finnish GAAP requires the Group’s management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of capitalized development costs, valuation allowances for receivables and revenue recognition. Actual results could differ from those estimates. The financial statements included herein should be read in conjunction with the financial statements and notes thereto included in Hantro Group’s consolidated financial statements as of and for the year ended December 31, 2006 included in the DEF 14A filed with the Securities and Exchange Commission by On2 Technologies, Inc.

Principles of Consolidation

The consolidated financial statements include the parent company Hantro Products Ltd and its wholly owned Subsidiary. All material intra-group transactions, receivables, liabilities, and unrealized margins are eliminated in consolidation.

Transactions in Foreign Currencies

Foreign currency transactions are recorded at the exchange rates prevailing at the time of transaction. At the end of the accounting period receivables and liabilities are translated at the rates prevailing on the balance sheet date. Exchange rate differences related to sales and purchases are treated as adjustments to the underlying items.

The reporting currency of the Group is the Euro, which is also the functional currency of the parent company. The income statements of Hantro Inc., USA are translated at the average exchange rates for the accounting period, and the balance sheets are translated at the closing rate on the balance sheet date. All translation differences arising from the combination of the foreign subsidiary are credited or charged directly to accumulated deficit in the consolidated financial statements.

Revenue Recognition

Revenues are derived from the sale of licenses and royalties of Hantro’s software products and maintenance fees. Gross sales revenues are reduced by certain items including indirect sales taxes and sales

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

1 — Summary of Significant Accounting Policies  – (continued)

discounts. In long-term projects related to license sales, recognized revenues result only from completed and invoiced deliverables according to individual agreements. Product support obligations for delivered products are expensed when the actual commitment takes place. Income from maintenance fees is accrued for the whole maintenance period and recognized under liabilities.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and balances with banks and highly liquid short-term investments. For purposes of the consolidated statement of cash flows, the Group considers all highly liquid investments to be cash equivalents.

In addition, the Group includes restricted cash balances in its cash and cash equivalents.

Accounts Receivable

Accounts receivable are recorded at historical cost, less a provision for doubtful accounts. Management considers current information and events regarding the debtors’ ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected.

Research and Development

Research costs are expensed during the financial year they are incurred.

Development costs related to certain product development projects have been capitalized beginning from January 1, 2006. During the 2005 financial year the product development costs were expensed as incurred. Product development costs that are expected to benefit future periods are capitalized when they are incurred. Capitalized development costs are amortized on a straight-line method over the useful lives of related products, usually in 3 years.

Other Intangible Assets

Other intangible assets include capitalized expenditures related primarily to software licenses.

Amortization of intangible assets is expensed on a straight line basis over the expected useful lives of the intangible assets, usually 3 to 5 years.

Fixed Assets and Depreciation

Machinery and equipment are stated at historical cost less accumulated depreciation and impairments. Machinery and equipment are depreciated using the straight-line method over their estimated useful lives, usually 5 years.

Leasing

Operating and financial lease payments are treated as rentals. Annual leasing charges on the basis of existing leasing agreements are shown in the notes to the consolidated financial statements.

Pension Arrangements

Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded in amounts determined by the insurance institutions according to certain prescribed actuarial assumptions and other rulings pursuant to the Finnish Employees’ Act. Costs of pensions are recorded as they are earned.

Income Taxes

Income taxes in the income statement include taxes of the Group companies for the financial period, calculated in accordance with local regulations, as well as adjustments to prior year taxes and deferred income

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

1 — Summary of Significant Accounting Policies  – (continued)

taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Share Based Compensation

The Group does not account for share-based compensation, as it is not required under Finnish GAAP. There are no provisions made for social security costs on stock options.

2 — Net Sales by Geographical Area

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Europe	€390	€123	€455	€796
Rest of world	1,614	2,381	2,095	3,692
	€2,004	€2,504	€2,550	€4,488

3 — Personnel Expenses and the Average Number of Employees

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Wages and salaries	€773	€1,093	€1,762	€2,121
Pension expenses	187	186	355	349
Other personnel expenses	6	77	94	132
Subtotal	966	1,356	2,211	2,602
Fringe benefits	38	43	78	87
	€1,004	€1,397	€2,289	€2,689
Average number of employees	70	80	70	80

Salaries or other forms of compensation have not been paid to the Board of Directors during the financial year.

4 — Depreciation and Amortization

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Development expenses	€102	€13	€209	€26
Intangible rights	5	5	10	12
Machinery and equipment	11	13	22	27
	€117	€31	€240	€65

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

5 — Other Operating Income and Expenses

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Other operating expenses	€981	€1,032	€1,815	€2,112
	€981	€1,032	€1,815	€2,112

6 — Financial Items

	(Unaudited) Quarter Ended June 30,		(Unaudited) Six Months Ended June 30,
	2007	2006	2007	2006
Interest income	€—	€—	€—	€4
Exchange rate gains	—	—	—	—
Interest income and other financial income	—	—	—	4
Interest expense	€179	€23	€224	€45
Exchange rate losses	1	4	1	7
Other financial expenses	49	12	59	19
Interest and other financial expenses	229	39	284	71
Total financial items, net	(€ 229)	(€ 39)	(€ 284)	(€ 67)

7 — Intangible Assets

	(Unaudited) As of June 30,
	2007	2006
Capitalized development expenses
Historical costs at January 1, 2007 and 2006, respectively	€1,650	€64
Capital expenditures	—	—
Historical cost, June 30	1,650	64
Accumulated amortization	209	26
Carrying value, June 30	1,441	38
Other intangible assets
Historical costs at January 1, 2007 and 2006, respectively	34	39
Capital expenditures	—	15
Historical cost, June 30	34	54
Amortization	9	12
Carrying value, June 30	25	42
Total intangible assets	€1,466	€80

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

8 — Tangible Assets

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Machinery and equipment
Historical cost at January 1, 2007 and 2006, respectively	€384	128
Capital expenditures for the six months and year ended June 30, 2007 and December 31, 2006	54	46
Historical cost, June 30, 2007 and December 31, 2006	438	174
Accumulated depreciation for the six months and year ended June 30, 2007 and December 31, 2006	(283)	(50)
Carrying value, June 30	156	124
Total tangible assets	€156	124

9 — Shares in Subsidiaries

The Group is the 100% owner of Hantro Inc, USA.

10 — Prepaid Expenses and Accrued Income

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Government grants	€0	€206
Leasing	—	14
Other	157	90
	€157	€310

11 — Shareholders’ Equity

	(Unaudited) Six Months Ended June 30
	2007	2006

Share capital
Balance at January 1, 2007 and 2006, respectively	€179	€179
Increase of share capital	12	—
Balance at end of period	191	179
Share premium
Balance at beginning of period	—	3,581
Decrease in share premium to cover losses	1,837	(3,581)
Balance at end of period	1,837	—
Retained earnings (deficit)
Balance at beginning of period	(1,627)	(4,230)
Decrease in share premium to cover losses		3,581
Currency translation adjustment	(16)	(1)
Net loss for the period	(2,118)	(977)
Balance at end of period	(3,761)	(1,627)
Total shareholders' equity	€(1,733)	€(1,448)

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

11 — Shareholders’ Equity  – (continued)

In accordance with the New Finnish Companies Act (September 1, 2006), the Group’s negative equity has been registered with the National Board of Patents and Registration in Finland.

Hantro does not have any distributable earnings.

Hantro’s shares are split into different series as follows:

	(Unaudited) June 30, 2007	December 31, 2006
Shares A (1 vote/share)	21,548,097	21,548,097
Shares B (1 vote/share)	26,633,229	26,633,229
Shares C (1 vote/share)	90,631,737	90,631,737
Shares D (1 vote/share)	51,986,000	40,000,000
	190,799,063	178,813,063

The differences in share series relate to priority of allocation of proceeds in case of liquidation of the Group. The shareholders of D shares will receive a portion that equals the subscription price they have paid for the shares. The remaining funds are allocated to two pools; series D pool and series ABC-pool The Series C shares are in a stronger position than ABC series when liquidation proceeds are distributed.

12 — Long-term Liabilities

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Research and development loans	€2,068	€1,763
Capital loans	34	34
Amounts owed to credit institutions	253	314
Total tangible assets	€2,355	€2,111

Research and development loans are loans from the Finnish State Treasury for the purpose of research and development. The loan interest rate is 1 per cent.

Capital loan

Main loan terms: The loan is from Finnvera (Finnish state financing company). The loan interest is based on the Bank of Finland’s base rate minus 1 percentage unit, however, at least three (3) per cent. Loan period is eight (8) years, including the first four (4) years of non-installments. The interest is calculated on a monthly basis, although both the interest and installments can be paid if the paid amount can be used for profit distribution according to the latest confirmed financial accounts.

Interest on the capital loan is recorded as financial expenses for the financial year and accrued interest is included under short-term liabilities as accrued expense.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

13 — Current Interest Bearing Liabilities

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Loans from financial institutions	€1,837	€1,474

14 — Short-term Non-interest Bearing Liabilities

	(Unaudited) As of June 30, 2007	As of December 31, 2006
Accounts payable	€757	€725
Accrued expenses	727	1,392
Deferred income	413	238
Other liabilities	316	253
	€2,213	€2,608

15 — Share Option Plan

The Group has share option schemes designed to serve as incentives and to promote personnel commitment. During the financial year 2002, the Group’s investors subscribed a total of approximately 69 million options to purchase Series A shares. The subscription period began on December 18, 2002 and will end on January 25, 2009. The subscription rights have not been exercised.

Option schemes established during the year ended December 31, 2004 entitle holders to subscribe for either Series A or Series C shares. The subscription period for both option plans began on January 1, 2005 and ends on January 25, 2009. Approximately 9.6 million Series A options and 2 million Series C options were issued. The subscription rights have not been exercised.

At the Extraordinary General Meeting held on December 30, 2004, the Board of Directors was authorized to decide on the distribution of approximately 12 million Series D options to the Group’s management and employees. This authorization allows a maximum increase of €12,200 in the share capital. Under the authorization, the Board of Directors has issued 8.1 million Series D options with the share subscription period beginning on January 1, 2007 and ending on December 31, 2010. As a result of the subscription, the share capital may be increased by a maximum of €7,328. The authorization expired on December 30, 2005.

At the Annual General Meeting held June 16, 2006, the Board of Directors was authorized to decide on the distribution of 4 million series D option rights. The authorization is valid for a one year period. By the end of the fiscal year ended December 31, 2006, series D option rights had not been issued to the employees.

16 — Commitments and Other Obligations

(Unaudited) June 30, 2007
Business mortgages	3,825
Guarantees for rental	18
3,843

The Group has leased office facilities in Espoo and Oulu. Espoo office has a lease agreement until further notice, with a 3 months notice period. The Oulu office has a temporary 3 year lease agreement with 6 months

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

16 — Commitments and Other Obligations  – (continued)

notice period. As of June 30, 2007, the lease commitments for Oulu and Espoo offices aggregate to approximately €0.7 million. The Subsidiary has a temporary lease until September 30, 2007.

The Group has set €555 of receivables as a pledge for its liabilities.

The future minimum rental payments are as follows:

(Unaudited) June 30, 2007
Rental payments for leasing contracts
Due in one year	€275
Due in excess of one year	256
€531

17 — Related Party Disclosures

Salaries or other compensation to the Board of Directors have not been paid during the financial quarters ended June 30, 2007 and June 30, 2006.

The group has no loan receivables from management or the Board of Directors. No pledges have been given on behalf of the management or shareholders.

Shareholdings of Directors and Corporate management

The Managing Director and Board of Directors (including deputy members) holds 11,463,507 A shares, 121,965 C shares, 310,000 C series options and 3,400,000 D series options.

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America

Hantro’s consolidated financial statements, presented elsewhere in this document, have been prepared in accordance with Finnish GAAP, which differ in certain material respects from US GAAP. Following is a summary of the significant adjustments to the consolidated statements of operations and the consolidated balance sheets as of and for the quarter and six months ended June 30, 2007 that would be required if US GAAP were to be applied instead of Finnish GAAP.

Reconciliation of Changes in Net Loss

	(Unaudited) Quarter Ended June 30,			(Unaudited) Six Months Ended June 30,
	2007		2006	2007		2006
Net increase (loss) for periods under Finnish GAAP		€(366)	€3		€(2,118)	€(446)
(Increase) decrease in net loss from US GAAP adjustments:
Research and development costs	a.	101	13	a.	208	26
Software revenue recognition
Software licenses	b.	365	(1,525)	b.	941	(1,350)
Post contract customer support	b.	(62)	(171)	b.	59	(107)
Interest income from discounting long term receivables	c.	(8)	—		—	—
Share-based compensation	d.	(415)	—	d.	(415)	(113)
Net (loss) for the periods under US GAAP		€(385)	€(1,680)		€(1,325)	€(1,990)

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Balance Sheet as at June 30, 2007

	Finnish GAAP	(Unaudited) US GAAP Adjustments Increase (Decrease)		US GAAP
INTANGIBLE ASSETS
Development expenses	€1,441	a.	(1,441)	€—
Other intangible assets	25			25
TOTAL INTANGIBLE ASSETS	1,466			25
TANGIBLE ASSETS, net	156			156
CURRENT ASSETS
Accounts receivable	2,693			2,693
Other receivables	129			129
Prepaid expenses and accrued income	157			157
Cash and cash equivalents	71			71
TOTAL CURRENT ASSETS	3,050			3,050
TOTAL ASSETS	€4,672			€3,231
SHAREHOLDERS' EQUITY (DEFICIT) AND LIABILITIES
SHAREHOLDERS' EQUITY (DEFICIT)
Share capital	€191			€191
Additional paid-in-capital	1,837	f.	19,642
		d.	416
		d.	1,323	23,218
Other comprehensive (loss)	—	e.	(35)	(35)
Retained (deficit)	(1,643)	a.	(1,650)
		b.	(1,387)
		d.	(1,323)
		e.	(131)
		f.	(19,642)	(25,776)
Net (loss) for the financial period	(2,118)		793	(1,325)
TOTAL SHAREHOLDERS' (DEFICIT)	(1,733)			(3,727)
LIABILITIES
LONG TERM LIABILITIES
Loans from financial institutions	2,321			2,321
Capital loan	34			34
TOTAL LONG TERM LIABILITIES	2,355			2,355
SHORT TERM LIABILITIES
Loans from financial institutions	1,837			1,837
Accounts payable	757			757
Other non-interest bearing liabilities	316	e.	165	481
Accrued expenses and deferred income	1,140	b.	388	1,528
TOTAL SHORT TERM LIABILITIES	4,050			4,603
TOTAL SHAREHOLDERS (DEFICIT) AND LIABILITIES	€4,672			€3,231

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Balance Sheet as at December 31, 2006

	Finnish GAAP	(Unaudited) US GAAP Adjustments Increase (Decrease)		US GAAP
INTANGIBLE ASSETS
Development expenses	€1,650	a.	(1,650)	€—
Other intangible assets	34			34
TOTAL INTANGIBLE ASSETS	1,684			34
TANGIBLE ASSETS, net	124			124
CURRENT ASSETS
Accounts receivable	2,433	b.	67
		c.	(17)	2,483
Other receivables	136			136
Prepaid expenses and accrued income	310			310
	2,879			2,929
Cash and cash equivalents	58			58
TOTAL CURRENT ASSETS	2,937			2,987
TOTAL ASSETS	€4,745			€3,145
SHAREHOLDERS' EQUITY (DEFICIT) AND LIABILITIES
SHAREHOLDERS' EQUITY (DEFICIT)
Share capital	€179			€179
Share premium		e.	1,323
		f.	19,642	20,965
Other comprehensive (loss)	—	d.	(35)	(35)
Retained (deficit)	(650)	a.	(64)
		b.	(2,003)
		e.	(111)
		d.	(864)
		f.	(19,642)	(23,334)
Net (loss) for the financial period	(977)		(1,465)	(2,442)
TOTAL SHAREHOLDERS' (DEFICIT)	(1,448)			(4,667)
LIABILITIES
LONG TERM LIABILITIES
Loans from financial institutions	2,077			2,077
Capital loan	34			34
TOTAL LONG TERM LIABILITIES	2,111			2,111
SHORT TERM LIABILITIES
Loans from financial institutions	1,474			1,474
Accounts payable	725			725
Other non-interest bearing liabilities	253	e.	165	418
Accrued expenses and deferred income	1,630	b.	1,454	3,084
TOTAL SHORT TERM LIABILITIES	4,082			5,701
TOTAL LIABILITIES	6,193			7,812
TOTAL SHAREHOLDERS (DEFICIT) AND LIABILITIES	€4,745			€3,145

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

a. Research and Development Costs

Finnish GAAP permits the discretionary capitalization of research and development expenditures in instances where the benefits are expected to be realized by an entity during future periods. Historically, the Group’s management has judgmentally capitalized its research and development expenditures and amortized the costs on a straight line basis over three years.

Under US GAAP, the authoritative guidance for accounting for research and development costs is provided for in SFAS No. 2 Accounting for Research and Development Costs (“SFAS No. 2”). SFAS No. 2 indicates all expenditures incurred in connection with the discovery of new knowledge with the hope that such knowledge will be useful in developing a new product or service or the research of a new process or technique in bringing about a significant improvement to an existing product or process are expensed as incurred. Similarly, all costs incurred in connection with the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use are expensed as incurred.

As of June 30, 2007 and December 31, 2006 the Group’s historical Finnish GAAP financial statements included capitalized development costs, net of accumulated amortization, of €1,441 and €1,650, respectively. For the quarters ended June 30, 2007 and June 30, 2006 the Group recorded amortization expense related to the capitalized development costs of €101 and €13, respectively; for the six months ended June 30, 2007 and June 30, 2006 the Group recorded amortization expense related to the capitalized development costs of €208 and €26, respectively.

The application of US GAAP requires that all capitalized research and development costs and corresponding amortization expense be reversed for all periods presented. Consequently, the application of SFAS No. 2 as of June 30, 2007 and December 31, 2006 results in a reduction of capitalized development expenses of €1,441 and €1,650, respectively, and a reduction to opening retained earnings as of June 30, 2007 and December 31, 2006 of €1,650 and €64, respectively. Similarly the net loss for the quarters ended June 30, 2007 and 2006 would have decreased by €101, and €13, respectively, to reflect the reversal of the corresponding amortization expense of the capitalized development expenses. The net loss for the six months ended June 30, 2007 and 2006 would have decreased by €208, and €26, respectively, to reflect the reversal of the corresponding amortization expense of the capitalized development expenses.

b. Revenue Recognition

Under Finnish GAAP, revenue from the sale of software licenses that require significant production, modification, or customization is recognized in line with the billing schedules stipulated between a vendor and a customer, regardless of the complexity of the subsequent implementation project. The concept of vendor specific objective evidence (“VSOE”) is not applied and revenue for each component of the total contract value are recognized based on the stated contract amounts.

Under US GAAP, there are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized. The analysis, for example, needs to determine contracts where the implementation work is of such a complexity that the license revenue may not be recognized immediately, but rather needs to be deferred. Further analysis includes the determination of VSOE of fair value of delivered and undelivered components included in the contract. The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenue, as may the existence of extended payment terms. The impact of applying the US GAAP guidance is that all

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

major revenue streams, including license revenues, implementation services and maintenance, are typically recognized later under US GAAP than under Finnish GAAP, if criteria causing deferral under US GAAP are present.

Software Licenses and Related Implementation

Revenue recognition for the sale of software licenses under US GAAP is primarily governed by Statement of Position (“SOP”) 97-2, Software Revenue Recognition (“SOP 97-2”). In instances where the delivery of software or a software system requires significant production, modification, or customization, the contract will be required to be accounted for in accordance with Accounting Research Bulletin No. 45, Long-Term Construction-Type Contracts (“ARB No. 45”), using the relevant guidance therein, and in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”). The application of US GAAP to software license arrangements that required significant production, modification, or customization caused licensing revenue for the quarters ended June 30, 2007 and 2006 to increase by €365, and decrease by €1,525, respectively, with corresponding adjustments to deferred revenue and retained earnings, as applicable, to reflect the recognition of revenue during the periods that it was earned; similarly, licensing revenue for the six months ended June 30, 2007 and 2006 would have increased by €941, and decreased by €1,350, respectively, with corresponding adjustments to deferred revenue and retained earnings, as applicable, to reflect the recognition of revenue during the periods that it was earned.

Post Contract Customer Support

The Group’s software licensing arrangements typically include an element of post-contract customer support (“PCS”). Under Finnish GAAP, an entity is permitted to recognize revenue from PCS at the time that such services are billed.

Under US GAAP, if vendor specific objective evidence can be identified, PCS revenue is recognized over the term of the maintenance contract or on a “per usage” basis, whichever is stated in the contract. In accordance with SOP 97-2, VSOE of the fair value of PCS is determined by reference to the price the customer will have to pay for PCS when it is sold separately (i.e., the renewal rate). Each license agreement offers additional PCS at a stated price.

For the quarters ended June 30, 2007 and 2006 the application of SOP 97-2 to the PCS element of the Group’s software licensing arrangements resulted in a increase to the net loss of $62, and $171, respectively, with corresponding adjustments to deferred revenue and retained earnings, as applicable; similarly, for the six months ended June 30, 2007 and 2006, net loss would have decreased by €59, and increased by €107, respectively.

c. Discounting of Accounts Receivable

Under Finnish GAAP, there is no requirement to discount accounts receivable with payment terms in excess of a Group’s standard terms.

Under US GAAP, and in accordance with APB 21 Interest on Receivables and Payables, such transactions should be treated as a lending activity and recorded at present value. The present value of a note that stipulates interest should be determined by discounting all future payments on the notes using an imputed rate of interest. This rate will normally be at least equal to the rate at which the debtor can obtain financing of a similar nature from other sources at the date of the transaction.

The financial statement impact from the application of US GAAP resulted in an increase to the net loss of €8 for the quarter ended June 30, 2007.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

d. Share-based Compensation

In accordance with Finnish GAAP, there is no requirement to recognize an expense for employee compensation on share options issued. A company will recognize an expense for the social security costs arising on the exercise of an option at the point at which the expense is paid.

Under US GAAP, for accounting periods commencing before December 15, 2005, share options were accounted for in accordance with APB Opinion No. 25 Accounting for Stock Issued to Employees (“APB Opinion No. 25”) as permitted by SFAS No. 123 Accounting for Stock-Based Compensation (“SFAS No. 123”). Under APB Opinion No. 25, the compensation expense arising on a share option issued is measured as the excess, if any, of the fair value of a company’s common stock at the date of the grant over the amount a grantee must pay to acquire the stock. If the value of the stock options’ exercise price is equal to the value of the common shares at the date of grant, no compensation expense should arise on the share option granted.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). This standard replaced SFAS No. 123 and supersedes APB Opinion No. 25. The standard requires companies to recognize compensation expense for all share-based payments to employees, including grants of employee stock options, in their financial statements based on their fair values on the grant date and is effective for annual periods beginning after December 15, 2005. The fair value of options issued under this standard are required to be calculated using a pricing model and a company must make assumptions with respect of the risk free interest rates, dividend yield, expected lives, and expected volatility. In accordance with the revised statement, the Group will recognize an expense attributable to stock options granted or vested subsequent to January 1, 2006.

In accordance with US GAAP any compensation expense related to equity options recorded in the income statement should be credited to additional paid in capital. Since incorporation the Group has issued 9,597,681 Class A share options and 2,102,313 Class B share options to employees up to January 1, 2005. The Class B share options were granted with an exercise price equivalent to the market value of the options; however, the Class A share options were granted with an exercise price lower than the market value at the grant date. All of these share options had vested by January 1, 2005.

Under Finnish GAAP, the Group has not recognized any expense or increase to capital in any of the years since incorporation. Under US GAAP, the Class A share options issued with an exercise price lower than the market value at the grant date gives rise to an employee compensation charge. These options were granted and fully vested prior to January 1, 2006. Therefore these options should be treated in accordance with the provisions set out in APB Opinion No. 25. The compensation charge for these options would have totaled €864. As such, the balance sheets as of June 30, 2007 and December 31, 2006 reflect the prior period’s impact on retained earnings and paid-in-capital for the options granted.

The Group issued 8,058,000 Class D share options to employees during the year ended December 31, 2005. These D options would be accounted for in accordance with the SFAS No.123R as they have not fully vested for the fiscal year commencing on January 1, 2006. Under US GAAP, the compensation charge for the quarter ended June 30, 2006, in accordance with SFAS No. 123R, would have totaled €113, increasing net loss and additional paid in capital as of and for the quarter ended June 30, 2006 by this amount. Cumulatively, the option fair value of €459 from the Class D options would have been expensed in full by December 31, 2006, thus increasing share capital as of January 1, 2007 by that same amount.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

In the aggregate, as a result of the application of APB Opinion No. 25 and SFAS No. 123R, as of June 30, 2007 and December 31, 2005 share capital would have increased by €1,323, to record the fair value of the options granted.

Similarly, during the quarter ended June 30, 2007, the Company issued additional options to its employees that would have resulted in a compensation charge of €415 thousand from the application of SFAS No. 123R.

The Black-Scholes option pricing model was used to estimate fair values of the options as of the date of grant using the assumptions listed below.

Risk-free interest rate	3.25%
Volatility	83.00%
Expected option term	5 years
Exercise price per share	€0.10
Market value per share	€0.10

Under US GAAP, a deferred tax asset will be generated on the employee compensation charge recognized under SFAS 123R because when share options are exercised, the Group will receive a taxable benefit. However, a deferred tax asset should only be recognized in the financial statements when it is considered that the asset will be recoverable. Management considers that given the historical losses generated by the Group, a deferred tax asset will not be recoverable in the foreseeable future. Therefore, a deferred tax asset has not been recognized with respect to the Class A share options.

e. Pension Expense

All Finnish companies are required to make payments to the Finnish government to fund the Finnish state TEL system. Under Finnish GAAP companies account for pension payments as a defined contribution plan. A pension expense will be recorded on the accrual basis. A liability will be recognized in the balance sheet where, at the balance sheet date, the company has unpaid pension contributions outstanding to the government.

Under US GAAP and in accordance with SFAS No. 87 Employers’ Accounting for Pensions (“SFAS No. 87”), a pension expense is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting.

The pension expense is recorded on a full accrual basis and reflected in the income statement over the working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating pension expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change. SFAS No. 87 also contains a minimum liability provision, which requires, under certain circumstances, balance sheet recognition of at a minimum the unfunded accumulated pension benefit obligation.

In September 2006, the FASB issued Statement No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements No. 87, 88, 106, and 132(R)) (“FAS 158”). This statement requires the recognition of the funded status of defined benefit pension and other postretirement plans as an asset or liability in the balance sheet for fiscal years ending after December 15, 2006. FAS 158 also requires delayed recognition terms, consisting of actuarial gains and losses and prior service costs and credits, to be recognized in other comprehensive income and subsequently amortized to the income statement.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Under US GAAP a significant element of the pension plan is treated as a defined contribution plan. Pension benefits are provided by the Company to employees in return of services rendered, an individual account is supplied to each participant, and the plan has terms that specify how contributions to the participants account are to be determined rather than the amount of pension benefits the participant is to receive. This is consistent with the treatment under Finnish GAAP.

An element of the pension plan relates to the funding of projected disability benefits which has the characteristics of a defined benefit plan and as such will be accounted for under US GAAP on an actuarial approach which will reflect the concept of accruals accounting.

The Group has not obtained an actuarial valuation report for the interim periods, however a pension obligation has been recognized on the balance sheet of €165 as of June 30, 2007 and December 31, 2006. In accordance with FAS 158 the pension liability for the year ended December 31, 2006 has been shown gross of the unrecognized loss arising on the pension benefit obligation of €35, with these losses being captured through other comprehensive income.

f. Accumulated Losses Deducted from Share Premium

In accordance with the Finnish Companies Act, any loss incurred by a company in a financial year can be offset against available share premium accounts. The Group is required to prepare a financial statements in instances where total shareholder’s equity is lower than 50% of the share capital and convene a shareholder’s meeting to determine the appropriate steps to improve shareholder’s equity. In circumstances when a Finnish entity’s total shareholder’s equity is negative, a company must immediately notify the National Board of Patents and Registration in Finland. An entity then will have one year to increase total shareholder’s equity above 50% of its share capital by either generating a profit during the subsequent year, raising additional share capital or issuing a capital loan.

Under US GAAP ARB No. 43 Restatement and revision of accounting research bulletins, a capital surplus, however created, should not be used to relieve the income account of the current or future years of charges which would otherwise fail to be made there against. This principle is supported by paragraph 7 of the Accounting Principles Board (APB) Opinion No. 9, Reporting the Results of Operations which states that a statement of income and a statement of retained earnings “are designed to reflect” results of operation.
In practice under US GAAP, only transactions which include capital movements are recorded against a company’s share capital or share premium accounts.

The Group has incurred a loss of €366 and net income of €2 for the quarters ended June 30, 2007 and 2006, respectively. Under Finnish GAAP the Group has deducted requisite amounts from share premium to cover accumulated losses during the quarter ended June 30, 2006; for the six months ended June 30, 2007 and 2006, the Company incurred net losses of €2,118 and €446, respectively that were also offset by allocations from share premium.

Under US GAAP, if no offset had been made between share premium and retained earnings, share premium (additional paid-in capital) would have increased by €19,642 as of June 30, 2007 and December 31, 2006 with a reduction in retained earnings of the same amount in each of the periods. The adjustment under US GAAP is a reclassification and as such will have no overall impact on the net losses or Capital and Reserves of the Group in any of the periods presented.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except for Share Data)
(The unaudited interim financial information presented
has not been reviewed by an independent accountant.)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

g. Consolidated Statement of Cash Flows

The consolidated statement of cash flows prepared under Finnish GAAP presents separately the cash flows from operations, investments and financing activities. This presentation is consistent with the cash flow requirements under US GAAP.

HANTRO PRODUCTS OY

Independent Auditors’ Report

To the Board of Directors of Hantro Products Oy

We have audited the accompanying consolidated balance sheets of Hantro Products Oy and its subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 2006, prepared in accordance with accounting principles generally accepted in Finland. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hantro Products Oy and subsidiary as of December 31, 2006 and 2005, and the results of the Group’s operations and cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in Finland.

Accounting principles generally accepted in Finland vary in certain significant respects from U.S. accounting principles. Information relating to the nature and effect of such differences is presented in Note 18 to the consolidated financial statements.

Helsinki, Finland

June 20, 2007

KPMG Oy Ab

Virpi Halonen
Authorized Public Accountant

HANTRO PRODUCTS OY

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Share Data)

		Year Ended December 31,
	Notes	2006	2005	2004
Net sales	2	€6,576	€6,195	€3,900
Personnel expenses	3	(5,234)	(4,818)	(3,848)
Depreciation and amortization	4	(163)	(559)	(1,104)
Other operating income and expenses, net	5	(1,970)	(4,025)	(2,589)
Operating loss		(791)	(3,207)	(3,641)
Financial items
Interest income and other financial income	6	5	183	5
Interest and other financial expenses	6	(173)	(95)	(152)
Total		(168)	88	(147)
Loss after net financial items		(959)	(3,119)	(3,788)
Income taxes		(18)	(25)	(46)
Net loss for the financial year		€(977)	€(3,144)	€(3,834)

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except Per Share Data)

		December 31, 2006	December 31, 2005
Intangible Assets
Development expenses	7	€1,650	€64
Other intangible assets	7	34	39
Total Intangible Assets		1,684	103
Tangible Assets, Net		124	128
Current Assets
Accounts receivable		2,433	3,523
Other receivables		136	39
Prepaid expenses and accrued income	10	310	79
		2,879	3,641
Cash and cash equivalents		58	489
Total Current Assets		2,937	4,130
Total Assets		€4,745	€4,361
Shareholders' Equity (Deficit) and Liabilities
Shareholders' Equity (Deficit)
Share capital	11	€179	€179
Share premium	11	—	3,581
Retained (deficit)	11	(650)	(1,086)
Net (loss) for the financial period	11	(977)	(3,144)
Total Shareholders' (Deficit)		(1,448)	(470)
Liabilities
Long Term Liabilities
Loans from financial institutions	12	2,077	1,681
Pension loans	12	—	32
Capital loan	12	34	34
Total Long Term Liabilities		2,111	1,747
Short Term Liabilities
Loans from financial institutions	13	1,474	681
Accounts payable	14	725	464
Other non-interest bearing liabilities	14	253	327
Accrued expenses and deferred income	14	1,630	1,612
Total Short Term Liabilities		4,082	3,084
Total Liabilities		6,193	4,831
Total Shareholders (Deficit) And Liabilities		€4,745	€4,361

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Thousands, Except Per Share Data)

	Year Ended December 31,
	2006	2005	2004
Cash flows from operating activities
Net profit before taxes	€(959)	€(3,119)	€(3,788)
Adjustments for
Depreciation	163	559	1,104
Interest and other financial income and expenses	168	(88)	147
Cash generated before working capital changes	(628)	(2,648)	(2,537)
Change in working capital
Change in interest free assets	1,211	(1,824)	(296)
Change in interest free liabilities	(254)	1,058	88
Cash generated before financing and taxes	329	(3,414)	(2,745)
Financial items paid / received (net)	(158)	(41)	(67)
Taxes paid	(19)	(25)	(46)
Net cash flow from operating activities	152	(3,481)	(2,858)
Cash flows from investing activities
Purchases of tangible and intangible assets	(1,739)	(104)	(28)
Net cash used in investing activities	(1,739)	(104)	(28)
Cash flows from financing activities
Proceeds from issue of share capital	0	2,162	1,838
Increase in current loans	619	483	508
Decrease in current loans	(483)	(508)	0
Increase in long-term loans	1,208	570	1,377
Decrease in long-term loans	(188)	(163)	(69)
Net cash provided by financing activities	1,156	2,544	3,654
Net decrease/increase in cash cash equivalents	(431)	(1,041)	768
Cash and cash equivalents at beginning of period	489	1,530	762
Cash and cash equivalents at end of period(1)	€58	€489	€1,530

(1)	Cash and cash equivalents include also the Group’s pledged rental guarantee cash accounts.

The accompanying notes are an integral part of these consolidated financial statements.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

1 — Summary of Significant Accounting Policies

Description of Business

Hantro Products (“Hantro” or the “Group”) specializes in video technology for wireless terminals. Hantro’s main products include video codecs based on Motion Pictures Expert Group (“MPEG”) technology utilizing 4/H.263/H.264/VC-1 standards and integrated video applications that enable features such as the use of two-way video connections in wireless terminals. These solutions are used in mobile phones and PDAs. Hantro was founded in 1992 and is headquartered in Oulu, Finland. The Group conducts its research and development, and administrative activities in its Oulu facility and maintains sales and marketing offices in Espoo, Finland; Tokyo, Japan; Seoul, Korea; Taipei, Taiwan and Munich, Germany.

On June 8, 2000, the Group organized a wholly owned subsidiary, Hantro Inc. (the “Subsidiary”), in the United States of America to conduct business in the United States.

Basis of Preparation

The consolidated financial statements of Hantro have been prepared in conformity with accounting principles generally accepted in Finland (“Finnish GAAP”). Finnish GAAP differs in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”). Information relating to the nature and effect of such differences are presented in Note 18.

The preparation of the consolidated financial statements in conformity with Finnish GAAP requires the Group’s management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of capitalized development costs, valuation allowances for receivables and revenue recognition. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the parent company Hantro Production Ltd and its wholly owned subsidiary. All material intra-group transactions, receivables and liabilities and any unrealized margins are eliminated upon consolidation.

Transactions in Foreign Currencies

Foreign currency transactions are recorded at the exchange rates prevailing at the time of transaction. At the end of the accounting period receivables and liabilities are translated at the rates prevailing on the balance sheet date. Exchange rate gains and losses related to sales and purchases are treated as adjustments to the underlying items.

The reporting currency of the Group is Euro, which is also the Group’s functional currency. The income statements of foreign subsidiary are translated at the average exchange rates for the accounting period, and the balance sheets are translated at the closing rate on the balance sheet date. All translation differences arising from the combination of the foreign subsidiary are credited or charged directly to retained earnings in the consolidated financial statements.

Revenue Recognition

Revenues are derived from the sale of licenses and royalties of Hantro’s software products and maintenance fees. Gross sales revenues are reduced by certain items including indirect sales taxes and sales discounts. In long-term projects related to license sales, recognized revenues result only from completed and invoiced deliverables according to individual agreements. Product support obligations for delivered products are expenses when the actual commitment takes place. Income from maintenance fees is accrued for the whole maintenance period and recognized under liabilities.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

1 — Summary of Significant Accounting Policies  – (continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and balances with banks and highly liquid short-term investments. For purposes of the consolidated statement of cash flows, the Group considers all highly liquid investments to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at historical cost, less a provision for doubtful accounts. Management considers current information and events regarding the debtors’ ability to repay their obligations, and makes a provision against amounts due when it is probable that the full amount will not be collected.

Research and Development

Research costs are expensed during the financial year they have incurred.

Development costs related to certain product development projects have been capitalized beginning from January 1, 2006. During the year ended December 31, 2005 the product development costs were expensed as incurred. Product development costs that are expected to benefit future periods are capitalized when they are incurred. Capitalized development costs are amortized on a straight-line method over the useful lives of related products, usually in 3 years.

Other Intangible Assets

Other intangibles assets include capitalized expenditures related primarily to software licenses.

Amortization expense from intangible assets is recognized on a straight line basis over the useful lives, usually 3 to 5 years.

Fixed Assets and Depreciation

Machinery and equipment are stated at historical cost less accumulated depreciation and impairments. Machinery and equipment are depreciated using the straight-line method over the estimated useful lives, usually in 5 years.

Leasing

Operating and financial lease payments are treated as rentals. Annual leasing charges on the basis of existing leasing agreements are shown in the notes to the consolidated financial statements.

Pension Arrangements

Statutory and supplementary pension obligations in Finland are covered through a compulsory pension insurance policy. Payments to pension insurance institutions are recorded in amounts determined by the insurance institutions according to certain prescribed actuarial assumptions and other rulings pursuant to the Finnish Employees’ Act. Costs of pensions are recorded as they are earned.

Income Taxes

Income taxes in the income statement include taxes of the Group companies for the financial period, calculated in accordance with local regulations, as well as adjustments to prior year taxes and deferred income taxes. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

1 — Summary of Significant Accounting Policies  – (continued)

Share Based Compensation

The Group does not account for stock-based compensation, as it is not required under Finnish GAAP. There are no provisions made for social security costs on stock options.

Statement of Cash Flows

The consolidated statement of cash flows is prepared in accordance with Finnish GAAP using International Accounting Standards (IAS) No. 7 Cash Flow Statements as amended (“IAS No. 7”).

2 — Net Sales by Geographical Area

	2006	2005	2004
Europe	€934	€3,389	€421
Non-Europe	5,642	2,806	3,479
Total	€6,576	€6,195	€3,900

3 — Personnel Expenses and the Average Number of Employees

	Year Ended December 31,
	2006	2005	2004
Personnel expenses
Wages and salaries	€(4,447)	€(4,052)	€(3,309)
Pension expenses	(686)	(631)	(493)
Other personnel expenses	(279)	(280)	(160)
Total	€(5,412)	€(4,963)	€(3,962)
Less: Fringe benefits	178	145	114
Total (excl. fringe benefits)	€(5,234)	€(4,818)	€(3,848)
Average number of employees
White collar	77	73	62

Salaries or other forms of compensation have not been paid to the Board of Directors during the financial year.

4 — Depreciation and Amortization

	Year Ended December 31,
	2006	2005	2004
Development expenses	€(90)	€(456)	€(1,004)
Intangible rights	(23)	(50)	(51)
Machinery and equipment	(50)	(53)	(49)
Total	€(163)	€(559)	€(1,104)

5 — Other Operating Income and Expenses

	Year Ended December 31,
	2006	2005	2004
Other operating expenses	€(4,080)	€(4,304)	€(2,961)
Capitalized product development costs	1,675	0	0
Government grants	435	279	372
Other operating income and expenses, net	€(1,970)	€(4,025)	€(2,589)

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

6 — Financial Items

	Year Ended December 31,
	2006	2005	2004
Interest income	€5	€50	€4
Exchange rate gains	0	133	1
Interest income and other financial income	5	183	5
Interest expenses	(120)	(57)	(119)
Exchange rate losses	(7)	0	0
Other financial expenses	(46)	(38)	(32)
Interest and other financial expenses	(173)	(95)	(152)
Total financial items, net	€(168)	€88	€(147)

7 — Intangible Assets

	At December 31,
	2006	2005
Capitalized development expenses
Historical costs as at January 1	€64	€520
Capital expenditures	1,675	0
Historical cost as at December 31	1,739	520
Amortization	(89)	(456)
Carrying value as at December 31	1,650	64
Other intangible assets
Historical costs as at January 1	€39	€55
Capital expenditures	18	34
Historical cost as at December 31	57	89
Amortization	(23)	(50)
Carrying value as at December 31	34	39
Intangible assets total	€1,684	€103

8 — Tangible Assets

	At December 31,
	2006	2005
Machinery and equipment
Historical costs as at January 1	€128	€111
Capital expenditures	47	70
Decrease	(1)	0
Historical cost as at December 31	174	181
Amortization	(50)	(53)
Carrying value as at December 31	€124	€128

9 — Shares in Subsidiaries

Hantro Inc, USA, San Jose, CA, ownership 100%. The Group was established in year 2000.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

10 — Prepaid Expenses and Accrued Income

	At December 31,
	2006	2005
Goverment grants	€206	€0
Leasing	14	10
Other	90	69
Total	€310	€79

11 — Shareholders’ Equity

	Total	Share Capital	Share Premium Account	Share Issue	Retained Earnings (Deficit)
Balance at January 1, 2004	€2,558	€1,388	€5,446	—	€(4,276)
Share issue	4,000	—	—	4,000	—
Decrease in share capital to cover accumulated loss	—	(1,249)	—	—	1,249
Decrease in share premium to cover accumulated loss	—	—	(2,071)	—	2,071
Currency translation adjustments	68	—	—	—	68
Net loss for the period	(3,834)	—	—	—	(3,834)
Balance at December 31, 2004	2,792	139	3,375	4,000	(4,722)

	Total	Share Capital	Share Premium Account	Share Issue	Retained Earnings (Deficit)
Balance at January 1, 2005	2,792	139	3,375	4,000	(4,722)
Increase in share capital	—	40	3,960	(4,000)	—
Currency translation adjustments	(118)	—	—	—	(118)
Decrease in share premium to cover accumulated loss	—	—	(3,754)	—	3,754
Net loss for the period	(3,144)	—		—	(3,144)
Balance at December 31, 2005	(470)	179	3,581	0	(4,230)

	Total	Share Capital	Share Premium Account	Share Issue	Retained Earnings (Deficit)
Balance at January 1, 2006	(470)	179	3,581	—	(4,230)
Decrease in share premium to cover accumulated loss	—	—	(3,581)	—	3,581
Currency translation adjustments	(1)	—	—	—	(1)
Net loss for the period	(977)	—	—	—	(977)
Balance at December 31, 2006	€(1,448)	€179	€—	€—	€(1,627)

In accordance with the New Finnish Companies Act (September 1, 2006), parent company’s negative equity has been registered with the National Board of Patents and Registration in Finland.

Hantro does not have any distributable earnings.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

11 — Shareholders’ Equity  – (continued)

Hantro’s shares are split into different series as follows:

	At December 31,
	2006	2005
Shares A (1 vote/share)	21,548,097	21,548,097
Shares B (1 vote/share)	26,633,229	26,633,229
Shares C (1 vote/share)	90,631,737	90,631,737
Shares D (1 vote/share)	40,000,000	40,000,000
Total	178,813,063	178,813,063

The differences in share series relate to priority of allocation of proceeds in case of liquidation of the company. The shareholders of D shares will receive a portion that equals the subscription price they have paid for the shares. The remaining funds are allocated to two pools; series D pool and series ABC-pool. The Series C shares are in a stronger position than ABC series when liquidation proceeds are distributed.

12 — Long-term Liabilities

	At December 31,
	2006	2005
Research and development loans	€1,764	€1,145
Capital loan	34	34
Pension loans	0	32
Amounts owed to credit institutions	313	536
Total	€2,111	€1,747

Research and development loans are loans from Finnish State Treasury for the purpose of research and development. The loan interest rate is 1 per cent.

Capital Loan

Main loan terms: The loan is from Finnvera (Finnish state financing company). The loan interest is based on the Bank of Finland’s base rate minus 1 percentage unit, however, at least three (3) per cent. Loan period is eight (8) years, including the first four (4) years of non-instalments. The interest is calculated on a monthly basis, although both the interest and instalments can be paid if the paid amount can be used for profit distribution according to the latest confirmed financial accounts.

Interest on the capital loan is recorded as financial expenses for the financial year and accrued interest is included under short-term liabilities as accrued expense.

13 — Current Interest Bearing Liabilities

	At December 31,
	2006	2005
Loans from financial institutions	€1,474	€681
Total	€1,474	€681

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

14 — Short-term Non-interest Bearing Liabilities

	At December 31,
	2006	2005
Accounts payable	€725	€464
Other liabilities	253	327
Accrued expenses and deferred income	1,630	1,612
Total	€2,608	€2,403

	At December 31,
Accrued Expenses and Deferred Income	2006	2005
Personnel expenses	€1,392	€1,504
Other items	238	108
Total	€1,630	€1,612

15 — Option Schemes

The Group has option schemes designed to serve as incentives and to promote personnel commitment. During the financial year 2002, Hantro Oy’s investors subscribed a total of approximately 69 million options entitling to Series A shares. The subscription period began on December 18, 2002 and will end on January 25, 2009. The subscription rights have not been exercised.

Option schemes decided in year 2004 entitle holders to subscribe either Series A or Series C shares. The subscription period for both option series began on January 1, 2005 and ends on January 25, 2009. Approximately 9.6 million Series A options and some two million Series C options were issued. The subscription rights have not been exercised.

At the Extraordinary General Meeting held on December 30, 2004, the Board of Directors was authorized to decide on the distribution of approximately 12 million Series D options to the Group’s management and employees. This authorization allows a maximum increase of €12,200 in the share capital. Under the authorization, the Board of Directors has issued 8.1 million Series D options with the share subscription period beginning on January 1, 2007 and ending on December 31, 2010. As a result of the subscription, the share capital may be increased by a maximum of €7,328. The authorization expired on December 30, 2005.

At the Annual General Meeting held June 16, 2006, the Board of Directors was authorized to decide on distribution 4 million series D option rights. The authorization is valid for one year period. By the end of December 31, 2006, series D option rights were not yet issued to the employees.

16 — Commitments and Other Obligations

	At December 31,
	2006	2005
Business mortgages	€2,025	€1,725
Guarantees for rental	39	49
Total	€2,064	€1,774

The Group has office premises rented in Espoo and Oulu. Espoo office has a rental agreement until further notice, with a 3 months notice period. The Oulu office has a temporary 3 years lease agreement with 6 months notice period. As of December 31, 2006 the lease commitments for Oulu and Espoo offices, aggregate to approximately €700 thousand. Hantro Inc has a temporary lease until September 30, 2007.

The Group has set approximately €984 thousand of receivables as a pledge for its liabilities.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

16 — Commitments and Other Obligations  – (continued)

Leasing Contracts

Rental payments for leasing contracts (other than office premises) are as follows:

	At December 31,
	2006	2005
Next year	€441	€435
Later on	300	421
Total	€741	€856

17 — Related Party Disclosures

Salaries or other compensation to the board of directors have not been paid during the financial years ended December 31, 2006, 2005 and 2004.

The group has no loan receivables from management or the board of directors. No pledges have been given on behalf of the management or shareholders.

Shareholdings of Directors and Corporate Management

The managing director and board of directors (including deputy members) hold 11,463,507 A shares, 121,965 C shares, 310,000 C series options and 3,400,000 D series options.

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America

Hantro’s consolidated financial statements, presented elsewhere in this document, have been prepared in accordance with Finnish GAAP, which differ in certain material respects from accounting principles generally accepted in the United States of America (“US GAAP”). Following is a summary of the significant adjustments to the consolidated statements of operations and the consolidated balance sheets as of and for the years ended December 31, 2006 and 2005 that would be required if US GAAP were to be applied instead of Finnish GAAP.

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Net Loss

		Year Ended December 31,
		2006	2005
Net (loss) under Finnish GAAP		€(977)	€(3,144)
(Increase) decrease in net loss from US GAAP adjustments:
Research and development costs	a.	(1,586)	456
Software revenue recognition
Software licenses	b.	637	(1,322)
Post contract customer support	b.	(22)	(50)
Discount for long-term receivables	c.	(16)	32
Pension adjustment	d.	(19)	(13)
Share-based compensation	e.	(459)	—
Net (loss) for the periods under US GAAP		€(2,442)	€(4,041)

Reconciliation of Balance Sheet as at December 31, 2006

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Intangible Assets
Development expenses	€1,650	a.	(1,650)	€—
Other intangible assets	34			34
Total Intangible Assets	1,684			34
Tangible Assets, net	124			124
Current Assets
Accounts receivable	2,433	b.	67
		c.	(17)	2,483
Other receivables	136			136
Prepaid expenses and accrued income	310			310
	2,879			2,929
Cash and cash equivalents	58			58
Total Current Assets	2,937			2,987
Total Assets	€4,745			€3,145

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Shareholders’ Equity (Deficit) and Liabilities
Shareholders’ Equity (Deficit)
Share capital	€179			€179
Share premium		e.	1,323
		g.	19,642	20,965
Other comprehensive (loss)	—	d.	(35)	(35)
Retained (deficit)	(650)	a.	(64)
		b.	(2,003)
		d.	(111)
		e.	(864)
		g.	(19,642)	(23,334)
Net (loss) for the financial period	(977)		(1,465)	(2,442)
Total Shareholders’ (Deficit)	(1,448)			(4,667)
Liabilities
Long Term Liabilities
Loans from financial institutions	2,077			2,077
Capital loan	34			34
Total Long Term Liabilities	2,111			2,111
Short Term Liabilities
Loans from financial institutions	1,474			1,474
Accounts payable	725			725
Other non-interest bearing liabilities	253	e.	165	418
Accrued expenses and deferred income	1,630	b.	1,454	3,084
Total Short Term Liabilities	4,082			5,701
Total Liabilities	6,193			7,812
Total Shareholders (Deficit) and Liabilities	€4,745			€3,145

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

Reconciliation of Balance Sheet as of December 31, 2005

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Intangible Assets
Development expenses	€64	a.	(64)	—
Other intangible assets	39			39
Total Intangible Assets	103			39
Tangible Assets, net	128			128
Current Assets
Accounts receivable	3,5|$$|A323	b.	924
		c.		4,447
Other receivables	39			39
Prepaid expenses and accrued income	79			79
	3,641			4,565
Cash and cash equivalents	489			489
Total Current Assets	4,130			5,054
Total Assets	€4,361			€5,221

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

	Finnish GAAP		US GAAP Adjustments Increase (Decrease)	US GAAP
Shareholders’ Equity (Deficit) and Liabilities
Shareholders’ Equity (Deficit)
Share capital	€179			€179
Share premium	3,581	e.	864
		g.	16,062	20,507
Retained (deficit)	(1,086)	a.	(520)
		b.	(631)
		c.	(32)
		d.	(98)
		e.	(864)
		g.	(16,062)	(19,293)
Net (loss) for the financial period	(3,144)		(897)	(4,041)
Total Shareholders’ (Deficit)	(470)			(2,648)
Liabilities
Long Term Liabilities
Loans from financial institutions	1,681			1,681
Pension loans	32			32
Capital loan	34			34
Total Long Term Liabilities	1,747			1,747
Short Term Liabilities
Loans from financial institutions	681			681
Accounts payable	464			464
Other non-interest bearing liabilities	327	d.	111	438
Accrued expenses and deferred income	1,612	b.	2,927	4,539
Total Short Term Liabilities	3,084			6,122
Total Liabilities	4,831			7,869
Total Shareholders (Deficit) and Liabilities	€4,361			€5,221

a. Research and Development Costs

Finnish GAAP permits the discretionary capitalization of development expenditures in instances where the benefits are expected to be realized by an entity during future periods. All such capitalized development costs are amortized in future years on a straight line basis. Management considers that the most appropriate policy for the Group under Finnish GAAP is that the expenditures incurred for research and development that is expected to benefit future is capitalized in the balance sheet and amortized on a straight line basis over three years.

Under US GAAP, the authoritative guidance for accounting for research and development costs is provided for in SFAS No. 2 Accounting for Research and Development Costs (“SFAS No. 2”). SFAS No. 2 indicates all expenditures incurred in connection with the discovery of new knowledge with the hope that such

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

knowledge will be useful in developing a new product or service or the research of a new process or technique in bringing about a significant improvement to an existing product or process are expensed as incurred. Similarly, all costs incurred in connection with the translation of research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use are expensed as incurred.

As of December 31, 2006 and December 31, 2005 the Group’s historical Finnish GAAP financial statements included capitalized development costs, net of accumulated amortization of €1.65 million and €0, respectively. For the years ended December 31, 2006 and 2005, the Group recorded amortization expense for the capitalized development costs of €89 thousand and €456 thousand, respectively.

SFAS No. 2 requires that all capitalized research and development costs and corresponding amortization expense be reversed for all periods presented. Consequently, the application of SFAS No. 2 as of as of and for the years ended December 31, 2006 and 2005 results in the reduction of capitalized development costs of €1.6 million, and €64 thousand, respectively, and a reduction to opening retained earnings as of December 31, 2006 and December 31, 2005 of €64 thousand and €520 thousand, respectively. Similarly the net loss for the years ended December 31, 2006 and 2005 would have had a net increase of €1.6 million, and decrease of €456 thousand respectively, to reflect both the costs capitalized during the periods the reversal of the corresponding amortization expense of the capitalized development expenses.

b. Revenue Recognition

Under Finnish GAAP, revenue from the sale of software licenses that require significant production, modification, or customization that include post contract customer support are recognized in line with the billing schedules stipulated between a vendor and a customer. The concept of vendor specific objective evidence (“VSOE”) is not applied and revenue for each component of the total contract value are recognized based on the stated contract amounts.

Under US GAAP, there are specific requirements to analyze each component of multi-element arrangements to ensure that the corresponding revenues are appropriately recognized. The analysis, for example, needs to consider contracts where utilization of the licensed software is not practical without significant implementation and customization work on the part of the vendor that may prevent the software license revenue from being recognized immediately, and will cause the deferral of revenue. Further analysis includes the determination of VSOE of fair value of delivered and undelivered components included in the contract. The lack of VSOE for one or more components of the contractual arrangement may entail further deferrals of revenue, as may the existence of extended payment terms. The impact of applying the US GAAP guidance is that all major revenue streams, including license revenues, implementation services, and maintenance are typically recognized later under US GAAP than under Finnish GAAP, if criteria causing deferral under US GAAP is present.

Software Licenses

In accordance with the Finnish GAAP, revenue from the sale of software licenses that require significant production, modification, or customization is recognized in line with the billing schedules stipulated between a vendor and a customer.

Revenue recognition under US GAAP on software licenses is primarily governed by Statement of Position (“SOP”) 97-2, Software Revenue Recognition (“SOP 97-2”). In instances where the delivery of software or a software system requires significant production, modification, or customization, the contract will be required to be accounted for in accordance with Accounting Research Bulletin No. 45, Long-Term Construction-Type Contracts (“ARB No. 45”), using the relevant guidance therein, and in SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”).

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

The application of US GAAP to software license arrangements that required significant production, modification, or customization caused licensing revenue for the years ended December 31, 2006 and 2005 to increase by €637 thousand and decrease by €1.3 million, respectively.

Post Contract Customer Support

The Group’s software licensing arrangements typically consist of two elements: a software license and post-contract customer support (“PCS”). Under Finnish GAAP, an entity is permitted to recognize revenue from PCS at the time that such services are billed.

Under US GAAP, if VSOE can be identified, PCS revenue is recognized over the term of the maintenance contract or on a “per usage” basis, whichever is stated in the contract. In accordance with SOP 97-2, vendor specific objective evidence of the fair value of PCS is determined by reference to the price the customer will have to pay for PCS when it is sold separately (i.e., the renewal rate). Each license agreement offers additional PCS at a stated price.

For the years ended December 31, 2006 and 2005 the application of SOP 97-2 to the PCS element of the Group’s software licensing arrangements resulted in decrease of €22 thousand and €50 thousand, respectively.

c. Discounting of Accounts Receivable

Under Finnish GAAP, there is no requirement to discount accounts receivable with payment terms in excess of a Group’s standard terms.

Under US GAAP, and in accordance with APB 21 Interest on Receivables and Payables, such transactions should be treated as a lending activity and recorded at present value. The present value of a note that bears no interest should be determined by discounting all future payments on the notes using an imputed rate of interest. This rate will normally be at least equal to the rate at which the debtor can obtain financing of a similar nature from other sources at the date of the transaction.

The financial statement impact from the application of APB 21 resulted in an increase to the net loss for the year ended December 31, 2006 by €16 thousand and a decrease to the net loss for the year ended December 31, 2005 by €32 thousand.

d. Pensions

All Finnish companies are required to make payments to the Finnish government to fund the Finnish state TEL system. Under Finnish GAAP companies account for pension payments as a defined contribution plan. A pension expense will be recorded on the accrual basis. A liability will be recognized in the balance sheet where, at the balance sheet date, the Group has unpaid pension contributions outstanding to the government.

Under US GAAP and in accordance with SFAS No. 87 Employers’ Accounting for Pensions (“SFAS No. 87”), a pension expense is based upon a specified methodology that includes a designated actuarial approach and reflects the concept of accrual accounting.

The pension expense is recorded on a full accrual basis and reflected in the income statement over the working lives of the employees provided with such benefits. The economic and demographic assumptions used in calculating pension expense are required to be reviewed and updated periodically to the extent that local market economic conditions and demographics change. SFAS No. 87 also contains a minimum liability provision, which requires, under certain circumstances, balance sheet recognition of at a minimum the unfunded accumulated pension benefit obligation.

In September 2006, the FASB issued Statement No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132(R))

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

(“SFAS 158”). This statement requires the recognition of the funded status of defined benefit pension and other postretirement plans as an asset or liability in the balance sheet for fiscal years ending after December 15, 2006. SFAS 158 also requires delayed recognition terms, consisting of actuarial gains and losses and prior service costs and credits, to be recognized in other comprehensive income and subsequently amortized to the income statement.

Under US GAAP a significant element of the pension plan is treated as a defined contribution plan. Pension benefits are provided by the Group to employees in return for services rendered, an individual account is supplied to each participant and the plan has terms that specify how contributions to the participants account are to be determined rather than the amount of pension benefits the participant is to receive. This is consistent with the treatment under Finnish GAAP.

An element of the pension plan relates to the funding of projected disability benefits which has the characteristics of a defined benefit plan and as such will be accounted for under US GAAP on an actuarial approach which will reflect the concept of accruals accounting.

The effect on the financial statements due to the application of US GAAP has been to increase the net loss by €18 thousand and €13 thousand and for the years ended December 31, 2006 and December 31, 2005, respectively. The increase to the net loss represents the interest and service costs arising on the defined benefit plan which have not been previously recorded under Finnish GAAP. A pension obligation has been recognized on the balance sheet of €165 thousand and €111 thousand for the years ended December 31, 2006 and 2005, respectively. In accordance with FAS 158 the pension liability for the year ended December 31, 2006 has been shown gross of the unrecognized loss arising on the pension benefit obligation of €35 thousand, with these losses being captured through other comprehensive income.

The following additional disclosures under US GAAP are required in accordance with SFAS No. 87 and SFAS No. 158:

	2006	2005
Reconciliation of benefit obligation
Obligation at January 1	€139	€98
Service cost	29	20
Interest cost	7	6
Actuarial loss	8	28
Benefit payment	(18)	(13)
Obligation at December 31	165	139
Reconciliation of fair value of plan assets at January 1	—	—
Employer contributions	18	13
Benefit payments	(18)	(13)
Fair value of plan assets at December 31	—	—
Funded status
Funded status at January 1	(165)	(139)
Net unrealized actuarial loss	—	28
Funded status at December 31	€(165)	€(111)
Net unrealized actuarial loss included in other comprehensive income	35	—

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

	2006	2005
Components of net periodic pension cost
Service cost	€29	€20
Interest cost	7	6
Net actuarial loss	1	—
Net periodic pension costs	€37	€26

The principal actuarial assumptions were:

	2006%	2005%
Discount rate	4.50	4.50
Rate of compensation increase	4.00	4.00
Rate of inflation	2.00	2.00
Employee turnover	5.00	5.00

e. Share-Based Compensation

In accordance with Finnish GAAP, there is no requirement to recognize an expense for employee compensation on share options issued. A company will recognize an expense for the social security costs arising on the exercise of an option at the point at which the expense is paid.

Under US GAAP, for accounting periods commencing before December 15, 2005, share options were accounted for in accordance with APB Opinion No. 25 Accounting for Stock Issued to Employees (“APB Opinion No. 25”) as permitted by SFAS No. 123 Accounting for Stock-Based Compensation (“SFAS No. 123”). Under APB Opinion No. 25, the compensation expense arising on a share option issued is measured as the excess, if any, of the fair value of a the shares of company’s capital stock that underlie the option at the date of the grant over the amount a grantee must pay to acquire the shares. If the value of the stock options exercise price is equal to the value of the underlying shares at the date of grant, no compensation expense should arise on the share option granted.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment (“SFAS No. 123R”). This standard replaced SFAS No. 123 and supersedes APB Opinion No. 25. The standard requires companies to recognize compensation expense for all share-based payments to employees, including grants of employee stock options, in their financial statements based on their fair values on the grant date and is effective for annual periods beginning after December 15, 2005. The fair value of options issued under this standard are required to be calculated using a pricing model and a company must make assumptions with respect of the risk free interest rates, dividend yield, expected lives and expected volatility. In accordance with the revised statement, the Group will recognize an expense attributable to stock options granted or vested subsequent to January 1, 2006 for the year ended December 31, 2006.

In accordance with US GAAP any compensation expense related to equity options recorded in the income statement should be credited to additional paid in capital. Since incorporation the Group has issued 9,597,681 Class A share options and 2,102,313 Class B share options to employees up to January 1, 2005. The Class B share options were granted with an exercise price equivalent to the market value of the underlying shares; however, the Class A share options were granted with an exercise price lower than the market value of the underlying shares at the grant date. All of these share options had vested by January 1, 2005.

Under Finnish GAAP, the Group has not recognized any expense or increase to capital in any of the years since incorporation. Under US GAAP, the Class A share options issued with an exercise price lower

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

than the market value at the grant date gives rise to an employee compensation charge. These options were granted prior to January 1, 2006 and were fully vested at that point. Therefore these options should be treated in accordance with the provisions set out in APB Opinion No. 25. The compensation charge arising on these options prior to January 1, 2005, in accordance with APB Opinion No. 25, would have totalled €864 thousand, increasing additional paid in capital and decreasing retained earnings at January 1, 2005 by this amount.

The Group issued 8,058,000 Class D share options to employees during the year ended December 31, 2005. These D options fall under the SFAS No.123R as they have not fully vested by December 15, 2005. The compensation charge arising on these options during 2006, in accordance with SFAS No. 123R, would have totalled €227 thousand, increasing net loss and additional paid in capital as of and for the year ended December 31, 2006 by this amount.

The Black-Scholes option pricing model was used to estimate fair values of the options as of the date of grant using the assumptions listed below.

Risk-free interest rate	3.25%
Volatility	83.00%
Expected option term in years	1 year
Exercise price per share	€0.10
Market value per share	€0.10

As of December 31, 2006 no share options granted to employees had been exercised.

Under US GAAP, a deferred tax asset will be generated on the employee compensation charge recognized under SFAS 123R because when share options are exercised, the company will receive a taxable benefit. However, a deferred tax asset should only be recognized in the financial statements when it is considered that the asset will be recoverable. Management considers that given the historical losses generated by the Group, a deferred tax asset will not be recoverable in the foreseeable future. Therefore, a deferred tax asset has not been recognized with respect to the Class A share options.

f. Foreign Exchange Gain

During 2005, the Group recorded a foreign exchange gain of €63 thousand as licensing revenue. Under US GAAP, in accordance with SFAS No. 52 Foreign Currency Translation, exchange rate gains and losses should be reported separately from revenue. As such, a reclassification to foreign exchange gain is required for 2005.

g. Accumulated Losses Deducted from Share Premium

In accordance with the Finnish Companies Act, any loss incurred by a company in a financial year can be offset against available share premium accounts. The Group is required to prepare a financial statements in instances where total shareholder’s equity is lower than 50% of the share capital and convene a shareholder’s meeting to determine the appropriate steps to improve shareholder’s equity. In circumstances when a Finnish entity’s total shareholder’s equity is negative, a company must immediately notify the National Board of Patents and Registration in Finland. An entity then will have one year to increase total shareholder’s equity above 50% of its share capital by either generating a profit during the subsequent year, raising additional share capital or issuing a capital loan.

Under US GAAP, ARB No. 43, Restatement and Revision of Accounting Research Bulletins, a capital surplus, however created, should not be used to relieve the income account of the current or future years of charges which would otherwise fall to be made there against. This principle is supported by paragraph 7 of the Accounting Principles Board (APB) Opinion No. 9, Reporting the Results of Operations, which states that a statement of income and a statement of retained earnings “are designed to reflect” results of operation. In

HANTRO PRODUCTS OY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in Thousands, Except Share Data and Personnel Information)

18 — Summary of Significant Differences Between Generally Accepted Accounting Principles in Finland and Generally Accepted Accounting Principles in the United States of America  – (continued)

practice under US GAAP, only transactions which include capital movements are recorded against a Group’s share capital or share premium accounts.

The Group has incurred losses of €977 thousand and €3.1 million and for the years ended December 31, 2006 and 2005, respectively. Under Finnish GAAP the Group has deducted €3.6 million and €3.7 million from share premium to cover accumulated losses for the years ended December 31, 2006 and 2005, respectively.

Under US GAAP, if no offset had been made between share premium and retained earnings, share premium would have increased by €19.6 million and €16.1 million for the years ended December 31, 2006 and 2005, respectively, with a reduction in retained earnings of the same amount in each of the periods. The adjustment under US GAAP is a reclassification and as such will have no overall impact on the net losses or Capital and Reserves of the Group in any of the periods presented.

h. Consolidated Statement of Cash Flows

The consolidated statement of cash flows prepared under Finnish GAAP using IAS No. 7 present separately the cash flows from operations, investments and financing activities. This presentation is consistent with the cash flow requirements under US GAAP.

Notwithstanding, there are two significant differences in the preparation and presentation of a statement of cash flows between Finnish GAAP and US GAAP:

Classification of Cash and Cash Equivalents

In the cash flow statement, restricted cash is considered a cash equivalent; as of December 31, 2005 and 2005 the Group included €39 thousand and €49 thousand, respectively, of restricted cash in its cash and cash equivalents. Under US GAAP, restricted cash is not considered a cash equivalent but is included as a source or use of cash in operating activities.

Treatment of Research and Development Expenditures

Under IAS No. 7, expenditures for research and development are considered investing activities; under US GAAP, expenditures for research and development are operating expenditures.